                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                     ENHANCE FINANCIAL SERVICES GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                      ENHANCE FINANCIAL SERVICES GROUP INC.
                                  335 Madison Avenue
                              New York, New York  10017




                                       May 5,  1997


Dear Shareholder:

         You are cordially invited to attend the 1997 annual meeting of shareholders of Enhance Financial Services Group Inc. The meeting will be held at the offices of Enhance Group, 335 Madison Avenue, 25th Floor, New York, New York, at 9:00 a.m., local time, on Thursday, June 5, 1997. The accompanying notice and proxy statement describe the proposals to be submitted to shareholders at the meeting. We urge you to read this information carefully.

         I look forward to welcoming you personally at the annual meeting. However, whether or not you expect to attend, please complete, sign, date and return the accompanying proxy card in the enclosed envelope in order to ensure that your shares will be represented at the meeting. This will not limit your rights to attend or to change your vote at the meeting.

         We appreciate your cooperation and interest in Enhance Group.


                                       Sincerely,



                                       Daniel Gross
                                       President and
                                       Chief Executive Officer

                    ENHANCE FINANCIAL SERVICES GROUP INC.
                             335 Madison Avenue
                          New York, New York  10017


             __________________________________________________

                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
             __________________________________________________


         The annual meeting of shareholders of Enhance Financial Services Group Inc. will be held at the offices of Enhance Group, 335 Madison Avenue, 25th Floor, New York, New York, on Thursday, June 5, 1997, at 9:00 a.m., local time, for the following purposes:

         (1)  To elect 11 directors;

         (2) To approve the 1997 Long-Term Incentive Plan for Key Employees of Enhance Group;

         (3) To ratify the appointment of Deloitte & Touche LLP as the independent auditor of Enhance Group and its consolidated subsidiaries for 1997; and

         (4) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

         The close of business on April 28, 1997 has been fixed as the record date for determining shareholders entitled to notice of and to vote at the meeting.

                                       By Order of the Board of Directors,

                                       Samuel Bergman
                                       Secretary

May 5, 1997

IMPORTANT:    Whether or not you plan to attend the meeting, a return envelope requiring no postage if mailed in the United States is enclosed for your convenience in mailing the enclosed proxy.

                    ENHANCE FINANCIAL SERVICES GROUP INC.
                             335 Madison Avenue
                          New York, New York  10017
              ________________________________________________

                               PROXY STATEMENT
              ________________________________________________


         This proxy statement is furnished to the holders of common stock, par value $.10 per share (the "Common Stock"), of Enhance Financial Services Group Inc., a New York corporation ("Enhance Group" and, together with its consolidated subsidiaries, the "Company"), in connection with the solicitation of proxies by the board of directors for use at the annual meeting of shareholders of Enhance Group to be held on June 5, 1997 and any adjournment or adjournments thereof. A copy of the notice of meeting accompanies this proxy statement. It is anticipated that the mailing of this proxy statement will commence on or about May 5, 1997.

         Only shareholders of record at the close of business on April 28, 1997, the record date for the meeting, will be entitled to notice of and to vote at the meeting. On the record date, Enhance Group had issued and outstanding 18,741,554 shares of Common Stock, which are the only securities of Enhance Group entitled to vote at the meeting, each share being entitled to one vote.

         Under the New York Business Corporation Law (the "BCL") and Enhance Group's by-laws, the presence, in person or by proxy, of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum of the shareholders to take action at the annual meeting. For this purpose, shares which are present, or represented by a proxy, at the annual meeting will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to vote on any particular matter or whether a broker with discretionary authority fails to exercise its discretionary voting authority with respect to any particular matter. Once a quorum of the shareholders is established, under the BCL and Enhance Group's by-laws, the directors standing for election must be elected by a plurality of the votes cast, and any other action to be taken, including the approval of the 1997 Long-Term Incentive Plan for Key Employees (the "1997 Incentive Plan") of Enhance Group and the ratification of the appointment of the auditor for 1997, must be approved by a majority of the votes cast. For voting purposes, abstentions and broker non-votes will not be counted in determining whether the directors standing for election have been elected or whether any other action has been approved.

         Shareholders who execute proxies may revoke them by giving written notice to the secretary of the meeting at any time before such proxies are voted. Attendance at the meeting will not have the effect of revoking a proxy unless the shareholder so attending so notifies the secretary of the meeting in writing at any time prior to the voting of the proxy.

         The board of directors does not know of any matter other than the election of directors, the approval of the 1997 Incentive Plan and the ratification of the appointment of the auditor for 1997 that is expected to be presented for consideration at the meeting. However, if other matters properly come before the meeting, the persons named in the accompanying proxy intend to vote thereon in accordance with their judgment. All proxies received pursuant to this solicitation will be voted except as to matters where authority to vote is specifically withheld, and, where a choice is specified as to the proposal, they will be voted in accordance with such specification. If no instructions are given, the persons named in the proxy solicited by the board of directors of Enhance Group intend to vote for the nominees for election as directors of Enhance Group listed herein beneath the caption "Election of Directors" and for the other matters listed above in this paragraph expected to be presented for consideration at the meeting.

         The Company will bear the cost of the meeting and of soliciting proxies, including the cost of mailing the proxy material. The Company has retained ChaseMellon Shareholder Services as its solicitation agent. In addition to soliciting by mail, directors, officers and regular employees of the Company (who will not be specifically compensated for such services) may solicit proxies by telephone or otherwise.

    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of April 22, 1997 by (a) each shareholder known to Enhance Group to be the beneficial owner, within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of more than 5% of the outstanding shares of Common Stock; (b) each director of Enhance Group; (c) each of the five most highly compensated executive officers of Enhance Group; and (d) all executive officers and directors of Enhance Group as a group. Unless otherwise indicated, the address of each such person is c/o Enhance Financial Services Group Inc., 335 Madison Avenue, New York, New York 10017.

                                     Number of                 Percent
Name and Address                     Shares (1)                of Class
----------------                     ----------                --------

U S WEST, Inc. .................     5,430,800 (2)(3)            29.0
  7800 East Orchard Road
  Suite 200
  Englewood, Colorado 80111
Franklin Resources, Inc.               945,100                    5.0
  777 Mariners Island Blvd.
  San Mateo, California  94404
FMR Corp.                              974,000                    5.2
  82 Devonshire St.
  Boston, Massachusetts 02109
Swiss Reinsurance Company ......     1,700,000 (3)                9.1
  Mythenquai 50/60
  8022 Zurich
  Switzerland
Allan R. Tessler................       260,000 (4)(5)             1.4
Wallace O. Sellers..............       412,125 (4)                2.2
Daniel  Gross...................       426,675 (4)                2.3
Samuel Bergman..................        69,475 (4)                *
Ronald M. Davidow...............       105,475 (4)                *
Robert M. Rosenberg.............       137,350 (4)                *
Tony M. Ettinger................         --0--                    --
Brenton W. Harries..............         8,000 (5)                *
David R. Markin.................       109,000 (5)                *
Robert P. Saltzman..............        60,000 (6)                *
Richard J. Shima................         6,000 (5)                *
Spencer R. Stuart...............        10,000 (5)                *
Adrian U. Sulzer................         --0--                    --
Frieda K. Wallison..............        13,400 (5)                *
Jerry Wind......................         5,000                    *
All executive officers and
 directors as a group...........     1,685,370 (7)                8.7

________________
* Less than 1%

(1) The table in this section is based upon information supplied by directors, officers and principal shareholders and Schedules 13D and 13G, if any, filed with the Securities and Exchange Commission. Unless otherwise indicated in the footnotes to the table and subject to the community property laws where applicable, each of the shareholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by him or her.

(2) In 1995, U S WEST, Inc. ("U S WEST") consummated the sale of U S WEST's 7.625% Exchangeable Notes due December 15, 1998 ("DECS"). At maturity (including as a result of acceleration or otherwise), the principal amount of the DECS will be mandatorily exchanged by U S WEST for up to 5,430,800 shares of Common Stock (or, at U S WEST's option under certain circumstances, the cash equivalent thereof). Said number of shares includes 700,000 shares as to which U S West has granted to a third party a call option exercisable in December 1998.

(3) See "Certain Relationships and Related Transactions" for information regarding (a) special powers of U S WEST under Enhance Group's certificate of incorporation and the manner in which U S WEST has announced its intention to vote the shares owned by it and (b) an agreement with Swiss Re regarding future sales and purchases by it of voting shares of Enhance Group.

(4) Includes the shares set forth in: (a) Column A below issued to the named officer under the 1987 Long-Term Incentive Plan for Key Employees (the "1987 Incentive Plan") which have not vested, (b) Column B below issuable to the named officer upon the exercise of presently exercisable stock options granted under the 1987 Incentive Plan and (c) Column C below owned by the named officer's wife and children or in trusts of which such officer is a trustee (as to which shares such officer disclaims beneficial ownership).

         NAME                      A           B         C
         ----------------------------------------------------

         Allan R. Tessler             0      29,000     2,000
         Wallace O. Sellers       5,625     145,500   259,000
         Daniel  Gross            3,550     211,875    93,500
         Samuel Bergman               0      65,625     3,850
         Ronald M. Davidow        1,375      44,375         0
         Robert M. Rosenberg      1,375      83,750       200


(5) Includes shares issuable upon the exercise of the presently exercisable portion of stock options granted to such director under the Non-Employee Director Stock Option Plan (the "Directors' Option Plan"), as follows:
    Brenton W. Harries -- 9,000 shares; David R. Markin -- 9,000 shares; Richard J. Shima -- 5,000 shares; Spencer R. Stuart -- 9,000 shares; Allan
    R. Tessler -- 9,000 shares; and Frieda K. Wallison -- 9,000 shares.

(6) Held in a living trust account of which Mr. Saltzman and his wife are co-trustees.

(7) Includes 57,000 shares issuable to the directors who are not employees of the Company upon the exercise of the presently exercisable portion of stock options granted to them under the Directors' Option Plan; 620,875 shares issuable to the executive officers upon the exercise of presently exercisable options granted to them under the 1987 Incentive Plan; 358,750 shares owned by spouses of executive officers in trusts of which such officers are trustees or by executive officers or their spouses as custodians for their children; and 11,925 shares issued under the 1987 Incentive Plan which have not vested. Such persons disclaim beneficial ownership of such shares owned by their spouses, individually or as custodians, or by such trusts.

                                    PROPOSAL NO. 1

                                ELECTION OF DIRECTORS

INFORMATION REGARDING NOMINEES

         At the meeting, 11 directors are to be elected, each to hold office (subject to Enhance Group's by-laws) until the next annual meeting of shareholders and until his or her successor has been elected and qualified. If any nominee listed in the table below should become unavailable for any reason to serve as a director, which management does not anticipate, the proxy will be voted for any substitute nominee or nominees who may be selected by management prior to or at the meeting, or, if no substitute is selected by management prior to or at the meeting, for a motion to adjourn the meeting until a substitute nominee or nominees shall be selected. The information concerning the nominees has been furnished by them to Enhance Group and is current as of April 15, 1997.


NAME                   AGE       POSITION WITH ENHANCE GROUP
----                   ---       ---------------------------

Allan R. Tessler       60        Chairman of the Board
Wallace O. Sellers     67        Vice Chairman of the Board
Daniel  Gross          54        President, Chief Executive Officer and director
Brenton W. Harries     69        Director
David R. Markin        66        Director
Robert P. Saltzman     54        Director
Richard J. Shima       57        Director
Spencer R. Stuart      74        Director
Adrian U. Sulzer       50        Director
Frieda K. Wallison     54        Director
Jerry Wind             59        Director


         Mr. Tessler has held the position with Enhance Group set forth above since its inception. He has also since 1987 been Chairman of the Board and Chief Executive Officer of International Financial Group, Inc., a merchant banking concern, and since 1992 served as Co-Chairman of the Board and Co-Chief Executive Officer of Data Broadcasting Corporation ("DBC"), a provider of market data services to the investment community. He also serves as Chairman of the Board and Chief Executive Officer of Ameriscribe Corporation, a provider of reprographic and related facilities management services, from 1988 to 1993. Mr. Tessler is also Chairman of the Board of Jackpot Enterprises Inc. ("Jackpot") and a director of The Limited, Inc.

         Mr. Sellers has held the position with Enhance Group set forth above since January 1, 1995 and he also serves as a consultant to the Company. Prior thereto, he served as President, Chief Executive Officer and a director of Enhance Group and Chairman of the Board and Chief Executive Officer of Enhance Group's principal insurance subsidiaries, Enhance Reinsurance Company ("Enhance Re") and Asset Guaranty Insurance Company ("Asset Guaranty" and, together with Enhance Re, the "Insurance Subsidiaries") from their inception. Mr. Sellers serves as a director of Danielson Holding Corporation.

         Mr. Gross has held the position with Enhance Group set forth above and has served as Chief Executive Officer of the Insurance Subsidiaries since January 1, 1995. Prior thereto he held senior executive positions with Enhance Group and Enhance Re from their inception and was among the founders of the Company in 1986. Previously, he was President of Daniel J. Gross & Associates and was a co-founder and Chairman of F.G. Holding Company. Mr. Gross also was President of Kramer Capital Consultants and worked for Colonial Penn Group as President of Colonial Penn Insurance Company and Vice President of Marketing for Colonial Penn Group and Vice President and Actuary of Colonial Penn Life.

         Mr. Harries has served as a director of Enhance Group since 1991, having previously served as a director of the Insurance Subsidiaries since 1986. He has been retired since 1986, having previously served from 1985 as President of Global Electronic Markets Company, a joint venture of McGraw-Hill and Citicorp dealing in electronic trading of commodities. Mr. Harries also serves as a trustee of the Alliance Funds, Inc. and the Hudson River Trust.

         Mr. Markin has served as a director of Enhance Group since 1986. He has served as President of Checker Motors Corporation for more than five years. From 1989 to December 1996, he also served as President and Chief Executive Officer of International Controls Corp. and its successor corporation, Great Dane Holdings Inc. ("Great Dane"). Mr. Markin serves as a director of Jackpot and DBC.

         Mr. Saltzman has served as a director of Enhance Group since September 1996. He has been President and Chief Executive Officer of Jackson Life Insurance Company since 1994. He previously served from 1983 as Executive Vice President of SunAmerica Inc. and as President of its subsidiary life insurance company.

         Mr. Shima has served as a director of Enhance Group since 1993. He has been an independent consultant since 1993, having previously thereto from 1992 served as Managing Director of Russell Miller, Inc., an investment banking concern specializing in the insurance industry. He previously served from 1963 as an officer of The Travelers Corporation, most recently, from 1985 to 1991, as Vice Chairman and Chief Investment Officer. Mr. Shima serves as a director of Connecticut Natural Gas Corporation and the Keystone Mutual Funds.

         Mr. Stuart has served as a director of Enhance Group since 1992, having also served as a director of Asset Guaranty from its inception until 1995. He has for the last 10 years served as an independent consultant regarding organizational and personnel matters. He served from 1990 to 1992 as Chairman of the Council of Management Advisors of Dean Witter Reynolds Inc. He is the founder and honorary chairman of Spencer Stuart Executive Recruiting Consultants and serves as a director of UST Inc.

         Mr. Sulzer has served as a director of Enhance Group since March 1996. He has served in various management capacities with Swiss Reinsurance Company ("Swiss Re"), a principal shareholder of Enhance Group, since January 1991 as head of its credit and bonding department.

         Ms. Wallison has served as a director of Enhance Group since 1992, having also served as a director of each of the Insurance Subsidiaries since its inception until 1995. She has since 1983 been a member of the law firm of Jones, Day, Reavis & Pogue, resident in its Washington, D.C. office.

         Mr. Wind has served as a director of Enhance Group since September 1996. He has been on the faculty of the Wharton School of the University of Pennsylvania since 1967, currently serving as The Lauder Professor and Professor of Marketing. He also serves as a business consultant to several publicly and privately held, U.S. and non-U.S. corporations and has served on the editorial board of and as a contributor to numerous journals on marketing.

MEETINGS OF THE BOARD AND COMMITTEES

         The board of directors of Enhance Group holds regular quarterly meetings and special meetings as and when necessary. The board held nine meetings during 1996, including a two-day, off-site meeting focusing on long-term strategic planning.

         The Executive Committee of the Enhance Group board of directors is authorized to exercise all powers of the board of directors except as otherwise provided by New York law. The members of the Executive Committee are Messrs. Gross, Harries, Sellers, Stuart and Tessler. The committee held one meeting during 1996.

         The functions of the Audit Committee are: to assist the board of directors in fulfilling its fiduciary responsibilities as to the system of internal controls, accounting policies and reporting practices of the Company and the sufficiency of auditing relative thereto; to make recommendations to the board of directors regarding the independent auditors to be nominated for approval by the board of directors and ratification by the shareholders; to review the independence of such auditors and monitor the professional services they provide; to approve the scope of the annual audit activities of the independent auditors; and to review audit results. The committee consists of Messrs. Salzman (Chairman), Harries and Shima. The committee held four meetings during 1996.

         The functions and composition of the Compensation and Nominating Committee are set forth below under "Executive Compensation - Report of Compensation and Nominating Committee." The committee held four meetings during 1996.

         The board of directors has formed three additional standing advisory committees to date, and it may from time to time form additional committees to render advice with respect to certain of its operations.

         Each incumbent director who served at any time during 1996 attended during that year at least 75% of the total number of meetings held during the year by the board of directors and by all committees of the board of directors on which such director served.


                                EXECUTIVE COMPENSATION

REPORT OF COMPENSATION AND NOMINATING COMMITTEE

         GENERAL. The Compensation and Nominating Committee of the board of directors of Enhance Group consists and throughout 1996 consisted exclusively of directors of the Company who are neither employees nor, with the exception of Allan R. Tessler, the Chairman of the Board of Enhance Group, officers of the Company. The committee reviews and makes recommendations to the board of directors with respect to the remuneration of the Company's executive and senior officers and the terms and conditions of all employee benefit plans or changes thereto, all of which recommendations with respect to 1996 compensation were accepted. The sole exception to the foregoing with respect to the scope of authority of the Compensation and Nominating Committee relates to decisions about awards of stock options under the 1987 Incentive Plan, which are made solely by a subcommittee comprising the members of the Compensation and Nominating Committee excluding Mr. Tessler.

         Set forth below is a report submitted by the members of the Compensation and Nominating Committee in their capacity as such addressing the Company's compensation policies for 1996 as they affected Daniel Gross, President and Chief Executive Officer of the Company during 1996, and the other four executive officers of the Company who were for 1996 the Company's most highly paid executive officers.

         COMPENSATION PROGRAM PRINCIPLES. The Company's executive compensation program is designed to help the Company attract, motivate and retain the executive resources requisite to the Company's long-term success and to the maximization of returns to shareholders.

         To that end, the Company attempts to align executive compensation with the Company's values and objectives, business strategy, management initiatives and financial performance. In applying these principles, the Company's executive compensation program attempts to provide:

         - levels of compensation that are competitive with those provided in the various markets in which the Company competes for executive resources;

         - incentive compensation that rewards executives for individual initiatives and achievements;

         - incentive compensation that varies in a consistent and predictable manner with the financial performance of the Company and/or its various business units.

         As an executive's level of responsibility increases, a greater portion of his or her potential total compensation opportunity is based on long-term incentives and less on cash compensation and employee benefits, causing potentially greater variations in the individual's total compensation level from year-to-year. Thus, at the senior executive levels, cash compensation is below the median range of cash compensation of comparable companies. Instead, the focus is on total compensation, which consists of current compensation, comprising salary and cash bonus, and long-term incentive compensation, comprising stock-based awards. While the foregoing general principles are applicable to the Company's executive personnel as a group, the compensation components are not fixed in a mechanical or formulaic manner. Rather the mix of compensation for each employee is determined on an individual basis, resulting in significant variations among employees.

         The Company is in the process of revising its executive compensation policies to link more closely the aggregate incentive compensation paid to each of its employees to the earnings of the Company and other measures of financial performance and the portion thereof attributable to the employee's operating unit within the Company. In that effort, it is working closely with an outside management consulting firm which it has retained to assist in developing alternative approaches to incentive compensation.

         COMPENSATION PROGRAM COMPONENTS. The particular components of the compensation for executive officers are as follows:

         SALARY. Salary levels are determined largely through comparisons with other financial services firms, including financial guaranty insurers. Many of those companies in the comparison group which are publicly held are included in the larger group of financial services and insurance companies included in the Standard & Poor's Financial Index, which has been used for purposes of the stock performance graph contained below in this proxy statement. However, certain of the financial guaranty companies in the group used for compensation comparison purposes are not publicly held and therefore not included in any stock performance index. Despite the overlap of financial companies in the Company's compensation comparison group with the companies in the Standard & Poor's Financial Index, the Company has used these companies in the compensation comparison group because of their high degree of business comparability to the Company, regardless of their ownership structure, and the ready availability of reliable and valid compensation data.

         Actual salaries are based on responsibility level, experience and individual performance contributions and are within a competitive salary range for each position that is established through job evaluation and market comparisons. Salary levels for executive officers are regarded by the Company as competitive within a range that the Compensation Committee deems reasonable and necessary, albeit modest by industry standards.

         The increases in executive officer salaries were relatively modest and within a narrow band, with greater compensation differentiation being effected through the cash bonuses and stock options grants.

         CASH BONUSES. Pending finalization and institution of a revised incentive compensation program, the Compensation and Nominating Committee established a bonus pool at the conclusion of the year based on its assessment of the staff's contribution to (a) the increase in the Company's operating return on equity for the year and (b) the "value added," i.e., the anticipated return on capital the Company invested in various businesses during the year, as well as its evaluation of qualitative performance looking to the achievement of defined strategic goals. The bonus pool was allocated in part among the executive officers based on an assessment of their individual contributions to the Company's performance measured against the foregoing criteria. Additionally, the officers who participated in the successful formation and launching in 1996 of one of the Company's key new ventures, Credit-Based Asset Servicing and Securitization LLC ("C-BASS"), will participate in a pool based on the profits of that venture in future years.

         It is anticipated that the new incentive compensation program, when put into operation, will entail the Company's measuring the staff's performance in the foregoing and possibly other respects against quantitative criteria established at the start of each year and fixing the actual bonus pool accordingly.

         STOCK OPTIONS. The 1987 Incentive Plan was adopted in 1987 for the purpose of providing, through the grant of long-term incentives, a means to attract and retain key personnel and to provide to participating executive officers and other key employees long-term incentives for sustained high levels of performance.

         Since 1991, all grants under the 1987 Incentive Plan have been in the form of stock options. As described above, the awardees of stock options under the Incentive Plan and the size of the grants which are made annually are determined by a subcommittee of the Compensation and Nominating Committee comprising its outside directors. The amount of each grant is intended to result in the awardee receiving overall compensation which is deemed competitive within the financial guaranty industry and also takes into account the awardee's position within the Company and individual performance. The committee does not generally consider previous stock option grants to an officer when deciding whether to grant the officer a stock option and, if so, the size of the grant, although newly appointed officers generally receive larger first-time grants.

         Reflecting the Company's objective of aligning the long range interests of its employees with those of the Company and the Enhance Group shareholders, all stock options granted to date under the plan vest, subject to continuation of employment and other terms of the stock options grants, at the rate of 25% per year during the consecutive four-year period beginning one year after the date of grant. All such stock options expire approximately ten years after grant, subject to continuation of employment. The stock options may also vest in part if employment is terminated under certain circumstances. The exercise prices of all stock options granted under the plan since public trading of the Common Stock commenced have been equal to the closing market prices of the Common Stock on the dates of grant.

         The grant sizes for 1996 at all employee levels (other than the CEO) represented significant reductions from those of prior years to take into account the increase in the value of the individual stock option grants concomitant with the significant increase in the market price of the Common Stock in recent years.

         COMPENSATION OF CHIEF EXECUTIVE OFFICER. In determining the compensation of Daniel Gross, Chief Executive Officer of the Company, the Compensation and Nominating Committee noted that the Company had enjoyed various accomplishments and successes in 1996, including significant progress in its diversification program through the creation and launching in July of C-BASS, which became profitable in the fourth quarter, and the growth and expansion of Singer Asset Finance Company, L.L.C.; the attraction of Swiss Re as an active major shareholder and its joining in a strategic alliance with the Company; the successful public offering by The Manufacturers Life Insurance Company of its entire holding of Common Stock; the expected achievement of a record year in 1996 with respect to virtually all financial performance criteria, including return on equity; the continued significant rise in the market price of the Common Stock; and the continued development and expansion of the Company's other insurance products. In addition to the foregoing, the committee accorded the President significant credit for having upgraded the staff in several respects and having instilled a more creative and aggressive culture than had previously prevailed at the Company. The committee also took into account prevailing compensation levels for chief executive officers of other companies in the industry.

         Based on the foregoing, and at the recommendation of the Compensation and Nominating Committee, the board of directors fixed Mr. Gross's salary for 1997 at $500,000 and granted him for 1996 a cash bonus of $675,000 and stock options pursuant to the 1987 Incentive Plan to purchase 75,000 shares of Common Stock.

                   COMPENSATION AND NOMINATING COMMITTEE
                   -------------------------------------

                        Spencer R. Stuart - Chairman
                        Brenton W. Harries
                        David R. Markin
                        Richard J. Shima
                        Allan R. Tessler

SUMMARY COMPENSATION TABLE

         The following table sets forth certain information regarding compensation paid during each of the Company's last three fiscal years to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers, based on salary and bonus earned during 1996. Except as described below under "Employment Agreement," the Company has not entered with any executive officer into (i) an employment agreement or (ii) any compensatory plan or arrangement which is activated upon the resignation, termination or retirement of the executive officer or upon a change in control of the Company or change in the executive officer's responsibilities following a change in control.

                                                                   Long-Term
                                          Annual Compensation   Compensation (1)
                                          -------------------   ----------------
                                                                   Securities
                                                                   Underlying
Name and Principal Position     Year        Salary        Bonus   Options/SARS
---------------------------     ----      --------     -------- ----------------
Daniel Gross                    1996      $480,000     $675,000      75,000
  President and Chief           1995       450,000      420,000      60,000
    Executive Officer           1994       422,500      172,000      60,000

Samuel Bergman                  1996       301,042      145,000      14,000
  Executive Vice President      1995       293,125      100,000      20,000
  and Secretary                 1994       276,458       82,500      20,000

Ronald M. Davidow               1996       260,625      127,500      13,500
  Executive Vice President      1995       250,833       87,000      20,000
                                1994       236,250       70,500      17,500

Robert M. Rosenberg             1996       272,460      100,000      13,500
  Executive Vice President      1995       258,708       97,000      22,500
                                1994       236,874       70,500      20,000

Tony M. Ettinger(2)             1996       261,041      132,500      14,000
  Executive Vice President      1995       211,718      100,000      15,000

__________________
(1) Does not reflect the aggregate number and market value (based on the closing price of the Common Stock on the New York Stock Exchange), respectively, of the unvested restricted shares of Common Stock issued in prior years pursuant to the Incentive Plan and held as of December 31, 1996 as follows: Mr. Gross, 3,550 shares, $130,000; Mr. Rosenberg, 1,375 shares, $50,000 ; and Mr. Davidow, 1,375 shares, $50,000. No restricted shares have been issued since 1989.

(2) Became an officer of the Company in 1995.

OPTION/SAR GRANTS DURING 1996

         The following table provides information regarding stock options/SARs granted to the named executive officers during 1996:


                                                            Individual Grants
                                ---------------------------------------------------------------------------
                                                 Percent of
                                 Number of      Total Options
                                 Securities      Granted to
                                 Underlying     Employees in                                  Grant Date
Name and                          Options          Fiscal       Exercise or    Expiration    Present Value
Principal Position               Granted (1)        Year        Base Price        Date            (2)
--------------------            -------------  --------------- -------------  ------------  ---------------

Daniel Gross
  President and Chief
  Executive Officer                75,000           21.9          $34.00        12/31/06        $810,750
Samuel Bergman
  Executive Vice President
  and Secretary                    14,000            4.1           34.00        12/31/06         151,340
Ronald M. Davidow
  Executive Vice President         13,500            3.9           34.00        12/31/06         145,935
Robert M. Rosenberg
  Executive Vice President         13,500            3.9           34.00        12/31/06         145,935
Tony M. Ettinger
  Executive Vice President         14,000            4.1           34.00        12/31/06         151,340


___________________
(1) Stock options granted pursuant to the 1987 Incentive Plan. Such stock options vest, subject to continuation of employment, in 25% increments during the consecutive four-year period commencing December 31, 1997. The stock options are not transferable except by the laws of descent and distribution and, accordingly, may be exercised during the life of the optionee only by the optionee or the optionee's legal representative and after the optionee's death only by the beneficiary previously designated by the optionee.

(2) The present value is, in each case, based upon the Black-Scholes option valuation model. Such valuation assumes a volatility of 20.5%, a risk-free rate of return of 6.2%, a dividend yield of 1.15% and a discount due to the risk of forfeiture of 3.0%. The valuation assumes no specific time of exercise since this is viewed by the Company as entirely indeterminate, but takes into account the term of the stock option, 10 years in each case.
    The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the stock option is exercised, so that there is no assurance the value realized will be at or near the value estimated by the Black-Scholes model.


AGGREGATED OPTION/SAR EXERCISES DURING 1996
AND FISCAL YEAR-END OPTION VALUES

         The following table provides information as to the named executive officers regarding stock option exercises and the number and value of stock options/SARs held by them at December 31, 1996.


                                                      No. of Securities Underlying     Value of Unexercised In-The-Money
                               Shares                  Unexercised Stock Options/                Options/SARS at
                              Acquired                 SARs at December 31, 1996            December 31, 1996 (1)
Name and                         on        Value      ------------------------------------------------------------------
Principal Position            Exercise    Realized     Exercisable   Unexercisable     Exercisable        Unexercisable
--------------------          --------    --------    ------------- ---------------   -------------      ---------------

Daniel Gross
  President and Chief
  Executive Officer               -0-          -0-         211,875         160,625      $3,865,391           $1,549,922
Samuel Bergman
  Executive Vice President
  and Secretary                 2,000       42,500          65,625          43,375       1,138,984              503,204
Robert M. Rosenberg
  Executive Vice President        -0-          -0-          83,750          44,750       1,541,250              525,625
Ronald M. Davidow
  Executive Vice President     37,500      580,000          44,375          41,625         748,359              476,329
Tony M. Ettinger
  Executive Vice President        -0-          -0-          13,125          40,875         215,391              183,281


 _______________________
(1) Calculated on the basis of (a) the excess of the closing price of the Common Stock as reported by the New York Stock Exchange on December 31, 1996 over the stock option exercise price multiplied by (b) the number of shares of Common Stock underlying the stock option.

ENHANCE REINSURANCE PENSION PLAN

         The Company maintains a defined benefit pension plan named the "Enhance Reinsurance Pension Plan" (the "Pension Plan") which is intended to be a tax-qualified plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"). All employees of the Company (other than Vantage American, Inc.) who have attained age 21 and who have completed at least one year of service are eligible to participate in the Pension Plan. The Pension Plan provides a normal retirement benefit at normal retirement (the earlier of the date on which a participant (a) has attained age 65 and completed five years of participation or (b) has attained age 62 and completed 10 years of participation) equal to 2.25% of the participant's compensation multiplied by his or her years of service up to his or her first 15 years, plus 1.75% of the participant's compensation multiplied by his or her years of service for his or her next 10 years, plus 1% of the participant's compensation multiplied by his or her years of service for his or her next five years. Compensation is defined as the average of the participant's three highest consecutive years of earnings. (See Note 2 to the table below regarding the maximum compensation considered "earnings" for the foregoing purposes. No such maximum applies with respect to the determination of compensation for purposes of the Summary Compensation Table above.) A participant whose service terminates prior to normal retirement is also eligible for percentage of his or her normal retirement benefit at normal retirement date multiplied by a retirement benefit, payable at normal retirement age, in an amount equal to the vested fraction, the numerator of which is the number of years of plan participation by him or her as of the date of his or her termination and the denominator of which is the number of years of participation he or she would have had under the Pension Plan had he or she remained a participant until normal retirement. The actuarial equivalent of such vested benefit may be distributed in a lump sum prior to normal retirement age. The vested percentage of a participant increases 20% per year beginning after two years of service, such that his or her vested percentage is 100% after six years. For purposes of determining a participant's retirement benefit and vested percentage, "years of service" and "years of participation," while not synonymous, include service with the Company and certain service with predecessor employers.

         The following table illustrates annual pension benefits payable under the Pension Plan assuming retirement at normal retirement age at various levels of compensation and years of service. Such benefits are based on a straight life annuity and are not subject to any deduction for Social Security or other offset amounts.


                                  PENSION PLAN TABLE
   Highest
   Average
   Earnings                            Years of Service
   --------    ----------------------------------------------------------------
                15           20             25           30           35*
               ----------------------------------------------------------------

$100,000       $33,750      $42,500        $51,250      $56,250      $56,250
 125,000        42,188       53,125         64,063       70,313       70,313
 150,000        50,625       63,750         76,875       84,375       84,375
 175,000(2)     59,063       74,375         89,688       98,438       98,438
 200,000(2)     67,500       85,000        102,500(1)   112,500(1)   112,500(1)
 225,000(2)     75,938       95,625        115,313(1)   126,563(1)   126,563(1)
 250,000(2)     84,375      106,250(1)     128,125(1)   140,625(1)   140,625(1)
 300,000(2)    101,250(1)   127,500(1)     153,750(1)   168,750(1)   168,750(1)
 400,000(2)    135,000(1)   170,000(1)     205,000(1)   225,000(1)   225,000(1)
 450,000(2)    151,875(1)   191,250(1)     230,625(1)   253,125(1)   253,125(1)
 500,000(2)    168,750(1)   212,500(1)     256,250(1)   281,250(1)   281,250(1)

     ________________________
 *   Plan limits service to 30 years for benefit purposes.

(1) These are hypothetical benefits based upon the Pension Plan's normal retirement benefit formula. The maximum annual benefit permitted under
     Section 415 of the Code in 1996 is $96,000, which will be increased in 1997 to $100,000.

(2) The benefits shown corresponding to these compensation ranges are hypothetical benefits based upon the Pension Plan's normal retirement benefit formula. Under Section 401(a)(17) of the Code, a participant's compensation in excess of a specified maximum is disregarded for purposes of determining highest average earnings. (Such specified maximum amount (as adjusted to reflect cost of living increases) November 1, 1994 and decreased to $150,000 for plan years beginning thereafter.)

          As of December 31, 1996, Messrs. Gross, Bergman, Rosenberg, Davidow and Ettinger had nine, four, fifteen, twelve and one year of service, respectively, and nine, four, nine, nine and one year of participation, respectively, under the Pension Plan.


EMPLOYMENT AGREEMENT

          Enhance Group and Arthur Dubroff, Executive Vice President and Chief Financial Officer, are parties to an employment agreement which provides for the payment of an annual base salary to Mr. Dubroff of not less than $275,000 plus an annual bonus of not less than 45% of such base salary. Under the employment agreement, Mr. Dubroff was granted in 1996 options to purchase 75,000 shares of Common Stock and is entitled to annual grants of stock options to purchase 20,000 shares of Common Stock in each of 1997 and 1998 (or, at Enhance Group's election, the cash value thereof). If Mr. Dubroff's employment is terminated by Enhance Group within a 12-month period following a change of control (as defined), Enhance Group is required to pay Mr. Dubroff a prorated portion of his annual bonus and, for the greater of the remainder of the term of his employment agreement and 12 months from the date of termination of his employment, his base salary. The employment agreement terminates on December 31, 1999, unless renewed by the parties.

DIRECTORS' COMPENSATION

          CASH COMPENSATION. Directors who are employees of the Company receive no fees or other compensation for services rendered as members of the board of directors of Enhance Group. Mr. Tessler received a basic fee of $105,000 in 1996, and each other director of Enhance Group who is not employed by the Company received a basic fee of $16,000. In addition, each such outside director who also served as chair of any committee of the board received in 1996 an additional $5,000 for all committees chaired by such director. Each outside director also received an additional $2,000 for each regular meeting of the board of directors attended plus $1,250 for each committee meeting attended which was held on a day other than a day on which the board met. No directors' fees were payable to corporate shareholders in respect of directorships occupied by their designees. All directors are reimbursed for travel and related expenses incurred in attending meetings of the board or committees.

          NON-EMPLOYEE-DIRECTOR STOCK OPTION PLAN. Pursuant to the Directors' Option Plan, on each December 31 during the period in which the plan is in effect, each director of Enhance Group or either Insurance Subsidiary who is not an employee of the Company (an "Eligible Director") is granted a non-qualified stock option to purchase 2,000 shares of Common Stock at an exercise price equal to the closing price of the Common Stock on the New York Stock Exchange on such date. There are reserved for issuance upon the exercise of stock options under the Directors' Option Plan an aggregate of 400,000 shares of Common Stock (subject to anti-dilutive adjustments), of which stock options for 178,333 shares were subject to outstanding stock options after the option grants made on December 31, 1996.

          Stock options granted under the Directors' Option Plan become exercisable as to one half the shares subject thereto on each of the first and second anniversaries of grant, subject to continuation of service on the board of directors and other terms of the stock option grants; expire on the tenth anniversary of the date of grant; are not transferrable except by the laws of descent and distribution; and, accordingly, may be exercised during the life of the optionee only by the optionee or the optionee's legal representative and after the optionee's death only by the beneficiary previously designated by the optionee. The unvested portion of an outstanding stock option lapses upon the resignation or removal of the optionee from the boards of directors of Enhance Group and the Insurance Subsidiaries.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          The persons who served as members of the Compensation and Nominating Committee during 1996 are Spencer R. Stuart (Chairman), Brenton W. Harries, David R. Markin, Richard J. Shima and Allan R. Tessler. The only person of the foregoing who is currently or has at any time been an officer or employee of the Company is Mr. Tessler, who serves as Chairman of the Board of Enhance Group.

          The Manufacturers Life Insurance Company ("Manufacturers Life"), a major shareholder of Enhance Group until April 1996, and American Country Insurance Company ("American Country"), a majority-owned subsidiary of Great Dane, of which Messrs. Markin and Tessler serve as directors, were, respectively, holders of two of a series of three senior notes of Enhance Group (the "1991 Notes"), all of which 1991 Notes were prepaid in November 1996. The 1991 Notes held by Manufacturers Life and American Country bore interest at the rate of 7% per annum and, upon payment, were in the remaining respective principal amounts of $1.2 million and $300,000. Based on its experience in connection with their placement, the Company believes that the terms of the 1991 Notes were no less favorable to the Company than would obtain were they all issued to purchasers unaffiliated with the Company.

NON-COMPETITION AGREEMENTS

          Messrs. Tessler, Sellers and Gross are parties to non-competition agreements with Enhance Group prohibiting them from, among other things, competing with the Company for a period of two years following their respective cessation of employment by or service to the Company.

PERFORMANCE GRAPH

          Set forth below is a line graph comparing the cumulative total return to shareholders on the Common Stock with the cumulative total returns of companies included in the Standard & Poor's 500 Index and the Standard & Poor's Financial Index. The graph assumes that the value of the investment in the Common Stock and each index was $100 at February 13, 1992, the day on which public trading in the Common Stock commenced, and that all dividends were reinvested.



                             [PERFORMANCE GRAPH]

Cumulative
EFS                 S&P 500              S&P Financial
100.00              100.00               100

105.52               99.87               101.52
 97.70               97.93                99.90
 84.03              100.80               101.11
 93.80              101.30               103.10
 88.90               99.79               105.45
 96.74              103.86               108.32
 86.28              101.74               103.42
 87.25              102.94               107.14
 91.84              103.29               109.81
104.62              106.80               117.28
102.65              108.11               122.45
 98.70              109.01               126.78
119.75              110.50               129.48
124.72              112.82               134.76
110.87              110.10               130.33
117.48              113.03               130.06
103.33              113.36               136.88
100.68              112.91               139.57
115.24              117.19               143.34
116.27              116.26               146.14
112.95              118.67               137.63
104.32              117.54               132.99
105.35              118.96               135.58
105.35              123.00               142.89
102.68              119.66               135.08
 97.11              114.45               129.52
101.13              115.92               134.03
101.13              117.82               141.28
 94.19              114.93               137.12
104.29              118.71               140.36
104.96              123.56               145.36
103.37              120.54               134.84
 97.29              123.25               137.15
 91.89              118.77               129.10
 92.99              120.52               130.63
 95.03              123.65               139.01
 95.38              128.46               146.71
 92.80              132.25               147.20
 92.80              136.13               152.58
 97.57              141.57               164.45
106.26              144.85               165.34
104.89              149.66               170.18
111.06              150.02               179.81
112.92              158.36               191.21
112.23              155.80               185.69
132.89              162.63               199.11
147.16              165.76               201.11
134.03              171.40               211.66
134.72              172.99               215.69
153.24              174.65               218.14
150.46              177.23               214.28
160.87              181.79               218.93
155.86              182.48               221.32
162.13              174.42               216.83
160.04              178.11               224.15
184.26              188.13               239.43
186.25              193.32               257.33
191.23              207.91               282.08
204.36              203.79               271.88

                    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS



AGREEMENTS WITH SHAREHOLDERS

          The certificate of incorporation of Enhance Group grants to U S WEST the right to preclude the Company from entering into certain activities or owning an equity interest in any entity that engages in any such activity unless they are determined by U S WEST's legal counsel not to be prohibited to U S WEST and its subsidiaries under the Modification of Final Judgment entered in 1984 in connection with the settlement of the legal action entitled UNITED STATES V. WESTERN ELECTRIC COMPANY, INC. These activities consist of providing information services or long distance telephone service or manufacturing telecommunications equipment. The Company has not entered, and does not intend to enter, into any of the specified activities, and, accordingly, the aforesaid provision has not had, and is not expected to have, any material effect on the business of the Company. At such time as U S WEST ceases to own shares of Common Stock, Enhance Group intends to propose at the next following meeting of shareholders the elimination of the aforesaid provision from the certificate of incorporation, which will require the vote of the holders of a majority of shares of Common Stock outstanding.

          U S WEST has advised Enhance Group that it intends, but is not legally obligated, to vote its shares of Common Stock proportionately to the votes cast by non-U S WEST shareholders; provided, however, that if (i) a person or group of persons other than U S WEST is deemed to own more than 15% of the Common Stock within the meaning of Section 13(d) of the Exchange Act and (ii) there occurs a contested proxy solicitation within the meaning of Rule 14a-11(a) promulgated under the Exchange Act, U S WEST intends to vote its shares of Common Stock in a manner U S WEST deems appropriate. In addition, although U S WEST currently has no designees on the Enhance Group board of directors, it has retained the right to nominate directors.

          The shares of Common Stock offered in connection with the sale by U S WEST of the DECS were registered pursuant to a registration rights agreement, dated October 31, 1986, as amended, among Enhance Group, U S WEST and Swiss Re. U S WEST has one and Swiss Re has two demand registration rights, and each has unlimited piggyback registration rights, subject to certain limitations. Substantially all the expenses of any future demand or piggyback registration are to be borne by Enhance Group. The registration rights agreement contains cross-indemnification covenants by Enhance Group on the one hand and U S WEST and Swiss Re on the other for damages sustained and expenses incurred resulting from material misstatements or omissions in connection with any such offering.

          Enhance Group and Swiss Re are parties to an agreement pursuant to which Swiss Re has agreed that, subject to certain exceptions,, neither Swiss Re nor any of its affiliates will until the year 2006 (a) acquire, alone or as part of a group, any voting securities of Enhance Group (or securities convertible into such voting securities) which would result in Swiss Re (together with its affiliates) or such group owning beneficially more than 15% of Enhance Group voting securities outstanding or (b) dispose of Enhance Group voting securities to any person or group which disposition would give such person or group beneficial ownership of or the right to acquire more than 15% of Enhance Group voting securities outstanding.

REINSURANCE OF FSA BUSINESS

          U S WEST owns a substantial interest in FSA, a financial guaranty insurer which reinsures a portion of its business with the Company, all on terms and provisions equivalent to those in comparable transactions currently in effect with unaffiliated entities. FSA accounted for 14.2% of the Company's total gross premiums written in 1996. The Company believes that it and FSA conduct their business with each other on an arms'-length basis and with terms no more favorable to the other than would be the case absent the aforesaid relationship. However, no assurance can be given that conflicts of interest may not develop in the future or that the business conducted with FSA may not diminish in future periods regardless of whether payment of the DECS is made in the form of shares of Common Stock.

                                    PROPOSAL NO. 2


           APPROVAL OF THE 1997 LONG-TERM INCENTIVE PLAN FOR KEY EMPLOYEES

BACKGROUND

          On March 13, 1997, the board of directors of the Enhance Group adopted (subject to shareholder approval) the 1997 Incentive Plan. The following description of the 1997 Incentive Plan is intended only as a summary and is qualified in its entirety by reference to the text of the 1997 Incentive Plan, which is annexed as an exhibit to this proxy statement. The 1997 Incentive Plan will replace the 1987 Incentive Plan, which will expire December 10, 1997.

PURPOSE

          The purposes of the 1997 Incentive Plan are to provide through the grant of Long-Term Incentives (as defined below) under the 1997 Incentive Plan a means to attract and retain key personnel and to provide to participating officers and other key employees long-term incentives for sustained high levels of performance and for unusual efforts to improve the financial performance of the Company.

ELIGIBILITY

          All employees of the Enhance Group or its subsidiaries who are regularly employed on a full-time basis, including full-time employees serving as directors, and officers of the Enhance Group or its subsidiaries who are not so employed, who in the opinion of the Committee (as defined below) are in a position to make significant contributions to the success of the Enhance Group or a subsidiary, are eligible to receive Long-Term Incentives under the 1997 Incentive Plan.

AVAILABLE SHARES

          The maximum number of shares of Common Stock which may be issued or transferred, and are reserved for issuance or transfer pursuant to stock options and restricted stock awards (collectively, "Long-Term Incentives"), may not exceed 950,000 shares of Common Stock. For each calendar year during the entire term of the 1997 Incentive Plan, the maximum number of shares of Common Stock which may be (a) subject to any stock option granted to any 1997 Incentive Plan participant may not exceed 150,000, and (b) issued or transferred pursuant to a restricted stock award granted to any 1997 Incentive Plan participant may not exceed 37,500. To the extent that the maximum number of shares of Common Stock with respect to which stock options or restricted stock may be granted are not granted in any particular year, such ungranted stock options or restricted stock awards are available in subsequent years until used. These amounts are subject to adjustment to reflect changes in the capital structure of the Enhance Group, stock splits, recapitalizations, mergers, reorganizations and similar transactions. If a Long-Term Incentive expires, terminates, is canceled or is reacquired by the Enhance Group or a subsidiary, the unissued shares of Common Stock subject to the Long-Term Incentive will again be available under the 1997 Incentive Plan.

TERMS OF STOCK OPTIONS

          Under the 1997 Incentive Plan, the purchase price per share of Common Stock subject to a stock option will be 100% of the fair market value of a share of Common Stock on the date the stock option is granted (or in the case of an incentive stock option granted to a participant who is a 10% Shareholder (as defined in the 1997 Incentive Plan), 110% of the fair market value of a share of Common Stock on the date the incentive stock option is granted). The purchase price must be paid in cash or, if so provided in the stock option (and subject to such terms and conditions as are specified in the stock option), in shares of Common Stock surrendered to the Enhance Group or in a combination of cash and such shares. Shares of Common Stock thus surrendered will be valued at their fair market value on the date of exercise.

          Each stock option may become exercisable in one or more installments and at such time or times and subject to such terms and conditions as the Committee may determine. Unless otherwise provided in the terms of grant, stock options are not assignable and are exercisable during the life of the optionee only by the optionee or by his or her guardian or legal representative, and after death only by his or her beneficiary. No stock option is exercisable after the expiration of a period of ten years from the date the stock option is granted (and in the case of an incentive stock option granted to a 10% Shareholder, five years from the date such stock option is granted).

TERMS OF RESTRICTED STOCK AWARDS

          Restricted stock awards will be subject to such terms and conditions, including, without limitation, restrictions on the sale or other disposition of the restricted stock award or of the shares issued or transferred pursuant to such restricted stock award, and conditions calling for forfeiture of the restricted stock award or the shares issued or transferred pursuant to the restricted stock award in designated circumstances, as determined by the Committee. Upon the issuance or transfer of shares pursuant to any restricted stock award, the participant will, with respect to such shares, be and become a shareholder of the Enhance Group fully entitled to receive dividends, to vote and to exercise all other rights of a shareholder except to the extent otherwise provided in the restricted stock award. The Committee may require the participant to pay the par value of the shares to be issued or transferred pursuant to a restricted stock award.

AMENDMENTS

          The 1997 Incentive Plan may be amended or terminated by the board of directors at any time and in any respect, provided that, without the approval of the shareholders of the Company, no amendment may be adopted which (i) increases the maximum number of shares of Common Stock that may be issued or transferred pursuant to Long-Term Incentives or increases the maximum number of shares of Common Stock that may be granted during any calendar year as stock options or restricted stock awards to any individual, (ii) except as may be required or desirable to conform the 1997 Incentive Plan to the federal or state securities laws and regulations that may apply to it from time to time, withdraws the administration of the 1997 Incentive Plan from the Committee, (iii) transfers the administration of the 1997 Incentive Plan to any person who is not a "non-employee director" under Rule 16b-3, if the Enhance Group is then a reporting company under the Exchange Act, (iv) changes the classification of employees eligible to receive awards under the 1997 Incentive Plan, (v) changes the minimum exercise price of any stock option or extends the maximum exercise term of any stock option or otherwise materially increases the benefits accruing to participants in the 1997 Incentive Plan or (vi) requires shareholder approval in order for the 1997 Incentive Plan to continue to comply with the exception for performance based compensation under Section 162(m) of the Code.

ADMINISTRATION

          The 1997 Incentive Plan will be administered by a committee of the Board of Directors, consisting of three or more directors who are non-employee directors (as defined under Section 16(b) of the Exchange Act) and outside directors (as defined under Section 162(m) of the Code) (the "Committee"). The Committee will determine the individuals who will receive Long-Term Incentives and the terms of the Long-Term Incentives, which will be reflected in written agreements with the holders.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

          THE FOLLOWING SUMMARY IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY AND DOES NOT PURPORT TO ADDRESS ALL THE TAX CONSIDERATIONS THAT MAY BE RELEVANT. EACH RECIPIENT OF A GRANT IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH GRANTEE OF THE GRANT.

          STOCK OPTIONS. Under current federal income tax laws, the grant of an incentive stock option can be made solely to employees and generally has no income tax consequences for the optionee or the Enhance Group. In general, no taxable income results to the optionee upon the grant or exercise of an incentive stock option. However, the amount by which the fair market value of the stock acquired pursuant to the incentive stock option exceeds the exercise price is an adjustment item for purposes of alternative minimum tax. If no disposition of the shares is made within either two years from the date the incentive stock option was granted or one year from the date of exercise of the incentive stock option, any gain or loss realized upon disposition of the shares will be treated as a long-term capital gain or loss to the optionee. The Company will not be entitled to a tax deduction upon the exercise of an incentive stock option, nor upon a subsequent disposition of the shares, unless the disposition occurs prior to the expiration of the holding period described above. In general, if the optionee does not satisfy these holding period requirements, any gain equal to the difference between the exercise price and the fair market value of the stock at exercise (or, if a lesser amount, the amount realized on disposition over the exercise price) will constitute ordinary income. In the event of such a disposition before the expiration of that holding period, the Enhance Group is entitled to a deduction at that time equal to the amount of ordinary income recognized by the optionee. Any gain in excess of the amount recognized by the optionee as ordinary income would be taxed to the optionee as short-term or long-term capital gain (depending on the applicable holding period).

          In general, an optionee will realize no taxable income upon the grant of a non-qualified stock option, and the Enhance Group generally will not receive a deduction at the time of grant. Upon exercise of a non-qualified stock option, an optionee generally will recognize ordinary income in an amount equal to the excess of the fair market value of the stock on the date of exercise over the exercise price. Upon a subsequent sale of the stock by the optionee, the optionee will recognize short-term or long-term capital gain or loss, depending upon his holding period for the stock. Subject to the possible application of Section 162(m) of the Code (as discussed below), the Enhance Group will generally be allowed a deduction equal to the amount recognized by the optionee as ordinary income.

          MISCELLANEOUS.  Officers and directors of the Company subject to
Section 16(b) of the Exchange Act may be subject to special tax rules regarding their stock options and/or restricted stock awards. Any entitlement to a tax deduction on the part of the Enhance Group is subject to applicable federal tax rules, including Section 162(m) of the Code regarding a $1 million limitation on deductible compensation. In addition, if the exercisability of a stock option or the lapse of Restrictions is accelerated because of a change in control, payments relating to the stock options and restricted stock, either alone or together with certain other payments, may constitute parachute payments under
Section 280G of the Code, which may be subject to excise tax.

          The 1997 Incentive Plan is not subject to any of the requirements of the Employee Retirement Income Security Act of 1974, as amended. The 1997 Incentive Plan is not, nor is intended to be, qualified under Section 401(a) of the Code.

RECOMMENDATION; VOTE REQUIRED

          The board of directors of Enhance Group believes that the Company's ability to continue to make incentive grants in the form of stock options or restricted stock is important to its ability to attract and retain qualified personnel and to motivate such personnel by aligning their long-term interests with those of the shareholders. The board further believes the 1997 Incentive Plan, by virtue of its simplicity and flexibility, is the most suitable vehicle for achieving this objective.

          As stated above in this proxy statement, stock options granted at substantially all employee levels in 1996 were materially smaller, in terms of shares of Common Stock, than those granted in 1995 and prior years. This was due principally to the increase in value of each such stock option resulting from the significant increase in 1996 in the market price of the Common Stock. It is anticipated that, assuming the market price of the Common Stock remains at or above its current level and absent special circumstances in each case, future stock options will continue at a reduced level compared to those of prior years.

          A majority of the shares voted at the annual meeting is necessary to approve the 1997 Incentive Plan.

          THE BOARD OF DIRECTORS OF ENHANCE GROUP RECOMMENDS THAT THE SHAREHOLDERS OF ENHANCE GROUP VOTE THEIR SHARES FOR APPROVAL OF THE 1997 INCENTIVE PLAN.

                                    PROPOSAL NO. 3

                        RATIFICATION OF APPOINTMENT OF AUDITOR

          The firm of Deloitte & Touche LLP (including its predecessor firm), independent certified public accountants, has audited the books and accounts of the Company since its inception, and the board of directors desires to continue the services of this firm for 1997. Accordingly, the board recommends that the shareholders ratify the appointment by the board of directors of the firm of Deloitte & Touche LLP as the independent auditor of the Company for 1997.

          Representatives of Deloitte & Touche LLP are expected to be available at the annual meeting to respond to appropriate questions and will be given the opportunity to make a statement if they desire to do so.

          Shareholder ratification of the selection of Deloitte & Touche LLP as the Company's independent auditor is not required by Enhance Group's by-laws or otherwise. However, the board of directors is submitting the selection of Deloitte & Touche LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection of Deloitte & Touche LLP, the board will reconsider whether or not to retain the firm. Even if the selection is ratified, the board in its discretion may direct the appointment of a different auditing firm at any time during the year if the board of determines that such a change would be in the best interests of the Company and its shareholders.


                                SHAREHOLDER PROPOSALS

          Shareholders who intend to present proposals at Enhance Group's 1998 annual meeting of shareholders must submit their proposals to the Secretary of Enhance Group on or before January 5, 1998. Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to shareholders' proposals.

                                   By Order of the Board of Directors,


                                   Samuel Bergman
                                   Secretary

May 5, 1997

                    ENHANCE FINANCIAL SERVICES GROUP INC.
                       ANNUAL MEETING OF SHAREHOLDERS
                                JUNE 5, 1997
                                    PROXY


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ENHANCE FINANCIAL SERVICES GROUP INC. ("ENHANCE GROUP").

    The undersigned hereby appoints Daniel Gross and Samuel Bergman, and each of them, with full power of substitution, to represent and vote on behalf of the undersigned all of the shares of Enhance Group common stock, par value $.10 per share, which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on June 5, 1997, and at any adjournment or adjournments thereof, hereby revoking all proxies heretofore given with respect to such shares, upon the following proposals more fully described in the notice of and proxy statement for the meeting (receipt of which is hereby acknowledged).

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL NOS. 1, 2 AND 3.

                         (CONTINUED ON REVERSE SIDE)

                            FOLD AND DETACH HERE


       FOR all nominees listed (except          WITHHOLD AUTHORITY
          as marked to the contrary)        to vote for all nominees listed                 FOR    AGAINST    ABSTAIN

1. ELECTION OF DIRECTORS
                                                                     2. Approval of 1997 Long-Term Incentive Plan for
Daniel Gross, Brenton W. Harries, David R.                              Key Employees.
Markin, Robert P. Saltzman, Wallace O. Sellers,
Richard J. Shima, Spencer R. Stuart, Adrian                          3. Ratification of appointment of Deloitte &
U. Sulzer, Allan R. Tessler, Frieda K. Wallison,                        Touche LLP to serve as outside auditor for 1997.
Jerry Wind.
                                                                     4. In their discretion upon such other matters as
(INSTRUCTION: To withhold authority to vote for                         may properly come before the meeting.
any individual nominee, write that nominee's name
in the space provided below.)
                                                                                     I will be attending the meeting
-----------------------------------------------------
                                                                                     I will not be attending the meeting


                                                                                 Please sign exactly as your name appears to the
                                                                                 left. When shares are held by joint tenants, both
                                                                                 should sign. When signing as attorney, executor,
                                                                                 administrator, trustee, or guardian, please give
                                                                                 full title as such. If a corporation, please sign
                                                                                 in full corporate name by President or other
                                                                                 authorized officer. If a partnership, please
                                                                                 sign in partnership name by authorized person.


Signature                                          Signature                                            Date                  1997
         -----------------------------------------          -------------------------------------------      ----------------
PLEASE SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                                                            FOLD AND DETACH HERE